Exhibit 10.5

STOCK OPTION AGREEMENT

This Stock Option Agreement (this “Agreement”) is made by and between UNIFI, INC., a New York corporation (the “Company”), and [_________], an Independent Director of the Company (the “Optionee”).

WITNESSETH:

WHEREAS, the Company has adopted the Unifi, Inc. Amended and Restated 2013 Incentive Compensation Plan (the “Plan”), which became effective on October 24, 2018; and

WHEREAS, the Board of Directors (the “Board”) of the Company has determined that it is desirable and in the best interests of the Company to grant to the Optionee a stock option as an incentive for the Optionee to advance the interests of the Company;

NOW, THEREFORE, the parties agree as follows:

Section 1.Incorporation of Plan.  The Plan is incorporated by reference and made a part of this Agreement, and this Agreement shall be subject to the terms of the Plan, as the Plan may be amended from time to time, provided that any such amendment of the Plan must be made in accordance with Section 14 of the Plan. Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings ascribed to them in the Plan.

Section 2.Grant of Option; Exercise Price; Expiration Date.  The Company has granted, effective as of [_______] (the “Date of Grant”), to Optionee the right, privilege and option (the or this “Option”) to purchase [______] shares of Company Stock (“Option Shares”) in the manner and subject to the conditions hereinafter set forth.  The Option is a Nonstatutory Stock Option.

The exercise price for the Option shall be $[____] per share, which is the Fair Market Value of the Company Stock on the Date of Grant.  The Option shall expire, if not previously exercised or terminated as provided herein, on the date that is ten (10) years from the Date of Grant (the “Expiration Date”).

Section 3.Vesting.  The Optionee shall be fully vested in the Option Shares as of the Date of Grant.

Section 4.Method of Exercise.  The Option shall be exercised by written notice directed to the Chief Financial Officer or General Counsel of the Company or other Officer as may hereafter be designated by the Board (“Designated Officer”) at the Company’s principal office in Greensboro, North Carolina, or at such other office as the Company may designate.  Such notice shall (a) set forth the number of full shares of Company Stock for which the Option is being exercised, (b) be signed by the person exercising the Option, and (c) be accompanied by payment of the full purchase price of such shares (the “Option Price”) in the form of (i) a certified or other check acceptable to the Company made payable to the order of the Company, (ii) a certificate or certificates (or an instrument confirming the ownership of shares of Company Stock in book-entry or other uncertificated form) representing shares of Company Stock (duly endorsed or otherwise in a form acceptable to the Designated Officer), (iii) an irrevocable direction to the Company to pay all or a portion of the Option Price by withholding a portion of the Option Shares which the Optionee would otherwise be entitled to receive, or (iv) a combination of the foregoing, with the value of any shares of Company Stock being equal to their Fair Market Value on the date said notice is received by the Company.  Such exercise shall be effective only when said properly executed notice, accompanied by check, stock certificates or irrevocable direction as referred to above, are received by the Designated Officer.  Any certificate for shares of Company Stock issued upon the exercise of the Option or part thereof (and for any shares of Company Stock delivered to the Company under clause (c) above, in excess of the Option Price) shall be issued or reissued, as the case may be, with or without restrictive legend, as determined by the Designated Officer, in the name of the person exercising the Option, and shall be delivered to such person; provided, however, that shares may be issued or reissued in book-entry uncertificated form if acceptable to the Optionee or other person exercising the Option.  All shares of Company Stock issued as provided herein will be fully paid and nonassessable.

Section 5.Withholding.  The Optionee, upon the exercise of the Option, shall pay to the Company in cash the amount of any Applicable Withholding Taxes. Notwithstanding the foregoing, the Optionee may satisfy this obligation in whole or in part, and any other local, state or federal income tax obligations resulting from the exercise or the surrender of the Option, by electing (a) to deliver to the Company shares of Company Stock owned by the Optionee at the time of the exercise, (b) to have the Company withhold a portion of the Option Shares to which the Optionee would otherwise be entitled or (c) a combination of the foregoing.  Any shares of Company Stock delivered or to be withheld in satisfaction of any tax obligation of the Optionee shall have a value equal to their Fair Market Value on the day the Option exercise notice under Section 4 is received by the Company.

Section 6.Termination of Option.  Except as herein otherwise stated, the Option shall terminate upon the first to occur of the following dates or events, to the extent not theretofore exercised:

(a)the expiration of three months from the date of the Optionee’s Separation from Service, but not beyond the Expiration Date, except if such Separation from Service be by reason of death or Disability;

(b)in the event of the death of the Optionee, the Administrator of the deceased Optionee’s estate, the Executor under the Optionee’s Last Will and Testament, or the person or persons to whom the Option shall have been validly transferred by such Executor or Administrator pursuant to the Last Will and Testament or the applicable laws of intestate succession shall have the right within twelve (12) months of the date of the Optionee’s death, but not beyond the Expiration Date, to exercise such Option to the extent exercisable by the Optionee at the date of his or her death; and

(c)if the Separation from Service is due to Disability, the Optionee shall have the right within twelve (12) months from the date of his or her Separation from Service, but not beyond the Expiration Date, to exercise such Option to the extent exercisable on the date of such Separation from Service.

Section 7.Reclassification, Consolidation, or Merger.  If and to the extent that the number of issued shares of Company Stock shall be increased or reduced by change in par value, split or combination, reclassification, distribution of a dividend payable in stock, or the like, the number of Option Shares and the exercise price per share under the Option shall be proportionately adjusted.

If the Company is reorganized or consolidated or merged with another corporation, the Optionee shall be entitled to receive an option (a “new option”) covering shares of such reorganized, consolidated or merged company in the same proportion, at an equivalent price and subject to the same conditions, as the Option.  For purposes of the preceding sentence, the excess of the aggregate Fair Market Value of the shares of stock subject to the new option immediately after the reorganization, consolidation or merger over the aggregate exercise price of such shares of stock shall not be more than the excess of the aggregate Fair Market Value of all shares of Company Stock subject to the Option immediately before such reorganization, consolidation or merger over the aggregate Option Price of such shares of Company Stock, and the new option or the assumption of this Option in connection with such transaction shall not give Optionee additional benefits that he or she did not have under this Option, or deprive him or her of benefits that he or she had this Option, immediately before such transaction.

Section 8.Restrictive Legend.   At the sole and absolute discretion of the Designated Officer, any certificate issued for Option Shares upon exercise of the Option, may carry such restrictive legend as the Designated Officer shall determine to be appropriate.

Section 9.Rights Prior to Exercise of the Option.  This Option is non‑transferable by the Optionee, except in the event of his or her death as provided in Section 6 above, and is exercisable only by the Optionee during his or her lifetime.  The Optionee shall have no right as a shareholder with respect to the Option Shares until payment of the exercise price and delivery to the Optionee of such shares as herein provided.

Section 10.Definitions.  In addition to the defined terms contained in the Plan (which have been incorporated by reference herein as provided in Section 1), the term “Separation from Service” means the termination of the Optionee’s services as a member of the Board for any reason.

Section 11.Rule 16b-3 Intention.  The Option granted to the Optionee is intended to meet the eligibility requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such that the Option is exempt from Section 16(b) of the Exchange Act and the so-called “short swing profit” provisions, which provide for the disgorgement of any profits realized by the Optionee, as an insider, from the purchase and sale (or sale and purchase) of Company Stock within a six-month period.  The Company recommends that the Optionee consult with counsel prior to exercising the Option.

Section 12.General Matters.

(a)Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  Subject to the terms of the Plan, any benefits distributable to the Optionee under this Agreement that are not distributed at the time of the Optionee’s death shall be distributed, at the time and in the form determined in accordance with the provisions of this Agreement and the Plan, to the beneficiary designated by the Optionee in writing filed with the Company in such form and at such time as the Committee shall require.  If a deceased Optionee failed to designate a beneficiary, or if the designated beneficiary of the deceased Optionee dies before the Optionee or before complete distribution of the benefits due under this Agreement, the amounts to be distributed under this Agreement shall be distributed to the legal representative or representatives of the estate of the last to die of the Optionee and any designated beneficiary.

(b)Amendments by the Board.  The Board may, at any time prior to the Expiration Date, amend this Agreement, provided that no amendment may, in the absence of written consent by the Optionee, adversely affect the rights of the Optionee under the Option prior to the date of such amendment.

(c)Administration.  The authority to manage and control the operation and administration of this Agreement has been vested in the Board, and the Board shall have all powers with respect to this Agreement that it has with respect to the Plan.  Any interpretation of the

Agreement by the Board, and any decision made by it with respect to the Agreement, are final and binding.

(d)Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina without reference to principles of conflict of laws.

(e)Resolution of Disputes.  Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration before a single arbitrator, to be held in North Carolina in accordance with the commercial rules and procedures of the American Arbitration Association. Judgment upon the award by the arbitrator shall be final and subject to appeal only to the extent permitted by law. Each party shall bear such party’s own expenses incurred in connection with any arbitration; provided, however, that the cost of the arbitration to the Optionee, including, without limitation, reasonable attorneys’ fees of the Optionee, shall be borne by the Company if the Optionee is the prevailing party in the arbitration. Anything to the contrary notwithstanding, each party hereto has the right to proceed with a court action for injunctive relief or relief from violations of law not within the jurisdiction of an arbitrator.  If any costs of the arbitration borne by the Company in accordance herewith would constitute compensation to the Optionee for Federal tax purposes, then (i) the amount of any such costs reimbursed to the Optionee in one taxable year shall not affect the amount of such costs reimbursable to the Optionee in any other taxable year, (ii) the Optionee’s right to reimbursement of any such costs shall not be subject to liquidation or exchange for any other benefit, and (iii) the reimbursement of any such costs incurred by the Optionee shall be made as soon as administratively practicable, but in any event within ten (10) days, after the date the Optionee is determined to be the prevailing party in the arbitration. The Optionee shall be responsible for submitting claims for reimbursement in a timely manner to enable payment within the timeframe provided herein.

(f)Notices.  Any notice or other communication required or permitted under this Agreement, to be effective, shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given (i) on the date delivered in person, (ii) on the date indicated on the return receipt if mailed postage prepaid, by certified or registered U.S. Mail, with return receipt requested, (iii) on the date transmitted by facsimile or e-mail, if sent by 5:00 P.M., Eastern Time, and confirmation of receipt thereof is reflected or obtained, or (iv) on the next business day after delivery to the courier service or U.S. Mail (in time for and specifying next day delivery) if sent by Federal Express, UPS or other nationally recognized overnight courier service or overnight express U.S. Mail, with service charges or postage prepaid.  In each case (except for personal delivery), any such notice or other communication shall be sent, as appropriate, (x) to the Optionee at the last address or facsimile number specified in the Optionee’s records with the Company, or such other address or facsimile number as the Optionee may designate in writing to the Company, or (y) to the Company, Attention:  General Counsel, at its corporate headquarters address or main facsimile number at such address or such other address as the Company may designate in writing to the Optionee.

(g)Failure to Enforce Not a Waiver.  The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

(h)Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

(i)Modifications; Entire Agreement; Headings.  This Agreement cannot be changed or terminated orally. This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof.  The section headings herein are intended for reference only and shall not affect the interpretation hereof.

IN WITNESS WHEREOF, the parties have executed this Incentive Stock Option Agreement, effective as of the Date of Grant set forth above.

UNIFI, INC.

By:
Name:	Kevin D. Hall
Title:	Chief Executive Officer

OPTIONEE

(Signature)

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